CFO Commentary on Fourth Quarter and Fiscal 2018 Results

Q4 Fiscal 2018 Summary

GAAP
($ in millions except earnings per share)	Q4 FY18	Q3 FY18	Q4 FY17	Q/Q	Y/Y
Revenue	$2,911	$2,636	$2,173	Up 10%	Up 34%
Gross margin	61.9%	59.5%	60.0%	Up 240 bps	Up 190 bps
Operating expenses	$728	$674	$570	Up 8%	Up 28%
Operating income	$1,073	$895	$733	Up 20%	Up 46%
Net income	$1,118	$838	$655	Up 33%	Up 71%
Diluted earnings per share	$1.78	$1.33	$0.99	Up 34%	Up 80%

Non-GAAP
($ in millions except earnings per share)	Q4 FY18	Q3 FY18	Q4 FY17	Q/Q	Y/Y
Revenue	$2,911	$2,636	$2,173	Up 10%	Up 34%
Gross margin	62.1%	59.7%	60.2%	Up 240 bps	Up 190 bps
Operating expenses	$607	$570	$498	Up 6%	Up 22%
Operating income	$1,202	$1,005	$809	Up 20%	Up 49%
Net income	$1,081	$833	$704	Up 30%	Up 54%
Diluted earnings per share	$1.72	$1.33	$1.13	Up 29%	Up 52%

Revenue by Reportable Segments
($ in millions)	Q4 FY18	Q3 FY18	Q4 FY17	Q/Q	Y/Y
GPU Business	$2,461	$2,217	$1,850	Up 11%	Up 33%
Tegra Processor Business	450	419	257	Up 7%	Up 75%
Other	--	--	66	--	Down 100%
Total	$2,911	$2,636	$2,173	Up 10%	Up 34%

Revenue by Market Platform
($ in millions)	Q4 FY18	Q3 FY18	Q4 FY17	Q/Q	Y/Y
Gaming	$1,739	$1,561	$1,348	Up 11%	Up 29%
Professional Visualization	254	239	225	Up 6%	Up 13%
Datacenter	606	501	296	Up 21%	Up 105%
Automotive	132	144	128	Down 8%	Up 3%
OEM and IP	180	191	176	Down 6%	Up 2%
Total	$2,911	$2,636	$2,173	Up 10%	Up 34%

Fiscal 2018 Summary

GAAP
($ in millions except earnings per share)	FY18	FY17	Y/Y
Revenue	$9,714	$6,910	Up 41%
Gross margin	59.9%	58.8%	Up 110 bps
Operating expenses	$2,612	$2,129	Up 23%
Operating income	$3,210	$1,934	Up 66%
Net income	$3,047	$1,666	Up 83%
Diluted earnings per share	$4.82	$2.57	Up 88%

Non-GAAP
($ in millions except earnings per share)	FY18	FY17	Y/Y
Revenue	$9,714	$6,910	Up 41%
Gross margin	60.2%	59.2%	Up 100 bps
Operating expenses	$2,227	$1,867	Up 19%
Operating income	$3,617	$2,221	Up 63%
Net income	$3,085	$1,851	Up 67%
Diluted earnings per share	$4.92	$3.06	Up 61%

Revenue by Reportable Segments
($ in millions)	FY18	FY17	Y/Y
GPU	$8,137	$5,822	Up 40%
Tegra Processor	1,534	824	Up 86%
Other	43	264	Down 84%
Total	$9,714	$6,910	Up 41%

Revenue by Market Platform
($ in millions)	FY18	FY17	Y/Y
Gaming	$5,513	$4,060	Up 36%
Professional Visualization	934	835	Up 12%
Datacenter	1,932	830	Up 133%
Automotive	558	487	Up 15%
OEM and IP	777	698	Up 11%
Total	$9,714	$6,910	Up 41%

Revenue

Fourth quarter revenue increased 34 percent year over year and 10 percent sequentially to a record $2.91 billion. Growth was driven by GPUs for gaming, datacenter, and professional visualization, as well as by Tegra® processors.

GPU business revenue was $2.46 billion, up 33 percent from a year earlier and up 11 percent sequentially, led by growth in gaming and datacenter. Strong growth across our Pascal™-based GeForce® gaming GPUs was driven by new games, holiday-season demand, iCafe upgrades, eSports and cryptocurrency mining. Revenue for datacenter, including Tesla®, NVIDIA GRID™ and NVIDIA DGX™, was a record $606 million, up 105 percent year on year and up 21 percent sequentially, led by strong sales of our Volta architecture, including V100 GPU accelerators, new DGX systems, and design wins in high performance computing. Professional visualization revenue grew 13 percent year over year and 6 percent sequentially to a record $254 million, led by ultra-high-end and high-end desktop workstations, as well as unique form factors and emerging opportunities, including AI, deep learning, VR and rendering.

Tegra Processor business revenue, which includes gaming development platforms and services, was $450 million, up 75 percent from a year ago and up 7 percent sequentially. Tegra Processor business revenue includes SOC modules for the Nintendo Switch gaming console and development services. Also included is automotive revenue of $132 million, which was up 3 percent from a year earlier and down 8 percent sequentially, incorporating infotainment modules, production DRIVE PX platforms, and development agreements for self-driving cars.

Revenue from our patent license agreement with Intel concluded in the first quarter of fiscal 2018.

Fiscal 2018 revenue grew 41 percent to a record $9.71 billion, reflecting broad growth and records in each of our market platforms -- gaming, professional visualization, datacenter, and automotive. GPU business revenue was $8.14 billion, up 40 percent from a year earlier, and Tegra business revenue was $1.53 billion, up 86 percent from a year ago.

Gross Margin

GAAP gross margin for the fourth quarter was a record 61.9 percent and non-GAAP gross margin was 62.1 percent. For fiscal 2018, GAAP gross margin was also a record 59.9 percent and non-GAAP gross margin was 60.2 percent. These reflect a favorable shift in mix, the growth of our GeForce gaming GPUs, and the growth of our GPU computing platform for cloud, deep learning, AI, and graphics virtualization.

Expenses

GAAP operating expenses for the fourth quarter were $728 million, including $121 million in stock-based compensation and other charges. Non-GAAP operating expenses were $607 million, up 22 percent from a year earlier and up 6 percent sequentially. For fiscal 2018, GAAP operating expenses were $2.61 billion, including $385 million in stock-based compensation and other charges. Non-GAAP operating expenses were $2.23 billion, up 19 percent from fiscal 2017. These reflect growth in employees and related costs, as well as investments in growth initiatives, including gaming, AI, and autonomous driving.

Operating Income

GAAP operating income for the fourth quarter was a record $1.07 billion, up 46 percent from a year earlier and 20 percent sequentially. Non-GAAP operating income was $1.20 billion in the fourth quarter, up 49 percent from a year earlier and 20 percent sequentially. For fiscal 2018, GAAP operating income was a record $3.21 billion and non-GAAP operating income was $3.62 billion.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q4 FY18	Q3 FY18	Q4 FY17	FY18	FY17
Interest income	$20	$17	$17	$69	$54
Interest expense	(15)	(15)	(18)	(61)	(58)
Other income (expense)	--	(1)	(6)	(22)	(25)
Total	$5	$1	$(7)	$(14)	$(29)

Non-GAAP
($ in millions)	Q4 FY18	Q3 FY18	Q4 FY17	FY18	FY17
Interest income	$20	$17	$17	$69	$54
Interest expense	(15)	(15)	(14)	(58)	(33)
Other income (expense)	--	--	(1)	(4)	(8)
Total	$5	$2	$2	$7	$13

Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds and remaining convertible debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with corporate bonds and remaining convertible debt, interest income from our investment portfolio, charges from early conversions of convertible debt, and termination of interest rate swap. Non-GAAP OI&E excludes the charges from early conversions of convertible debt, termination of interest rate swap, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

We recorded a U.S. tax reform provisional net tax benefit of $133 million, or $0.21 per diluted share, associated with the one-time transition tax on our historical foreign earnings and the adjustment of deferred tax balances to the lower corporate tax rate. Our fourth quarter GAAP effective tax rate was a benefit of 3.7 percent, which includes the provisional net tax benefit, excess tax benefits related to stock-based compensation, and other U.S. tax reform benefits. Overall, the lower-than-expected tax rate contributed $0.36 to GAAP earnings per diluted share.

Our fourth quarter non-GAAP effective tax rate was 10.5 percent, which excludes the U.S. tax reform provisional net tax benefit and the excess tax benefits related to stock-based compensation. The lower-than-expected tax rate contributed $0.13 to non-GAAP earnings per diluted share.

For fiscal 2018, our GAAP effective tax rate was 4.7 percent and our non-GAAP effective tax rate was 14.9 percent.

Net Income and EPS

Record fourth quarter GAAP net income was $1.12 billion and earnings per diluted share were $1.78, up 71 percent and 80 percent, respectively, from a year earlier. Non-GAAP net income was $1.08 billion and earnings per diluted share were $1.72, up 54 percent and 52 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

For fiscal 2018, GAAP net income was a record $3.05 billion and earnings per diluted share were $4.82, up 83 percent and 88 percent, respectively, from a year ago. Non-GAAP net income was $3.09 billion and earnings per diluted share were $4.92, up 67 percent and 61 percent, respectively, from a year ago.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations for the fourth quarter and fiscal 2018 were as follows:

Weighted Average Shares
(in millions)	Q4 FY18 GAAP	Q4 FY18 Non-GAAP	FY18 GAAP	FY18 Non-GAAP
Basic shares	606	606	599	599
Dilutive impact from:
Equity awards	21	21	24	24
Warrants	--	--	4	4
Convertible notes	1	--	5	--
Diluted shares	628	627	632	627

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18
Dividends	$47	$181	$186	$213	$261	$341
Share repurchases:
	$$100	$887	$814	$587	$739	$909
Shares	8	62	44	25	15	6

For fiscal 2018, we returned $1.25 billion to shareholders through a combination of $909 million in share repurchases and $341 million in quarterly cash dividends.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $5.27 billion to shareholders. This represents approximately 70 percent of our cumulative free cash flow for fiscal 2013 through fiscal 2018.
For fiscal 2019, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the fourth quarter were $7.11 billion, compared with $6.32 billion at the end of the prior quarter. The sequential increase in cash was primarily related to the increase in operating income.

Accounts receivable at the end of the quarter was $1.27 billion compared with $1.17 billion in the prior quarter and $826 million a year earlier. DSO at quarter-end was 40 days, the same as the prior quarter and up 5 days from a year earlier.

Inventory at the end of the quarter was $796 million, down from $857 million in the prior quarter and up from $794 million a year earlier. DSI at quarter-end was 65 days, down from 73 days in the prior quarter and down from 83 days a year earlier.

Cash flow from operating activities was a record $1.36 billion in the fourth quarter, up from $1.16 billion in the prior quarter and up from $721 million a year earlier. Cash flow from operating activities in fiscal 2018 was a record $3.50 billion, up from $1.67 billion a year ago. These increases were primarily due to growth in net income and changes in working capital.

Free cash flow was $942 million in the fourth quarter, compared with $1.09 billion in the previous quarter and $669 million a year earlier. For fiscal 2018, free cash flow was $2.91 billion, up from $1.50 billion a year ago.

Depreciation and amortization expense amounted to $53 million for the fourth quarter and $199 million for fiscal 2018. Capital expenditures were $416 million for the fourth quarter and $593 million for the fiscal year, inclusive of $335 million associated with the purchase during the fourth quarter of the previously-financed Santa Clara campus building.

First Quarter of Fiscal 2019 Outlook

Our outlook for the first quarter of fiscal 2019 is as follows:

•	Revenue is expected to be $2.90 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 62.7 percent and 63.0 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $770 million and $645 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be nominal.

•
GAAP and non-GAAP tax rates are both expected to be 12.0 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which we expect to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $100 million to $120 million.

______________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6474	(408) 566-5150
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, debt-related costs, the associated tax impact of these items, where applicable, and the provisional tax benefit from income tax reform. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our expectation to generate variability from excess tax benefits or deficiencies related to stock-based compensation; our intended fiscal 2019 capital return; our financial outlook for the first quarter of fiscal 2019; our expected tax rates for the first quarter of fiscal 2019; and our expected capital expenditures for the first quarter of fiscal 2019 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 29, 2017. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2018 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra, Tesla, NVIDIA DGX, NVIDIA DRIVE, NVIDIA GRID and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 28,	October 29,	January 29,	January 28,	January 29,
	2018	2017	2017	2018	2017

GAAP gross profit	$1,801	$1,569	$1,303	$5,822	$4,063
GAAP gross margin	61.9%	59.5%	60.0%	59.9%	58.8%
Stock-based compensation expense (A)	7	6	4	21	15
Legal settlement costs	1	—	—	1	10
Non-GAAP gross profit	$1,809	$1,575	$1,307	$5,844	$4,088
Non-GAAP gross margin	62.1%	59.7%	60.2%	60.2%	59.2%

GAAP operating expenses	$728	$674	$570	$2,612	$2,129
Stock-based compensation expense (A)	(119)	(101)	(68)	(370)	(233)
Acquisition-related costs (B)	(2)	(3)	(4)	(13)	(16)
Contributions	—	—	—	(2)	(4)
Legal settlement costs	—	—	—	—	(6)
Restructuring and other charges	—	—	—	—	(3)
Non-GAAP operating expenses	$607	$570	$498	$2,227	$1,867

GAAP income from operations	$1,073	$895	$733	$3,210	$1,934
Total impact of non-GAAP adjustments to income from operations	129	110	76	407	287
Non-GAAP income from operations	$1,202	$1,005	$809	$3,617	$2,221

GAAP other income (expense)	$5	$1	$(7)	$(14)	$(29)
Gains from non-affiliated investments	(2)	—	(1)	(2)	(4)
Debt-related costs (C)	2	1	6	20	21
Interest expense related to amortization of debt discount	—	—	4	3	25
Non-GAAP other income (expense)	$5	$2	$2	$7	$13

GAAP net income	$1,118	$838	$655	$3,047	$1,666
Total pre-tax impact of non-GAAP adjustments	129	111	85	428	329
Income tax impact of non-GAAP adjustments (D)	(33)	(116)	(36)	(257)	(144)
Provisional tax benefit from income tax reform	(133)	—	—	(133)	—
Non-GAAP net income	$1,081	$833	$704	$3,085	$1,851

	Three Months Ended			Twelve Months Ended
	January 28,	October 29,	January 29,	January 28,	January 29,
	2018	2017	2017	2018	2017
Diluted net income per share
GAAP	$1.78	$1.33	$0.99	$4.82	$2.57
Non-GAAP	$1.72	$1.33	$1.13	$4.92	$3.06

Weighted average shares used in diluted net income per share computation
GAAP	628	628	660	632	649
Anti-dilution impact from note hedge (E)	(1)	(2)	(36)	(5)	(44)
Non-GAAP	627	626	624	627	605

GAAP net cash provided by operating activities	$1,358	$1,157	$721	$3,502	$1,672
Purchase of property and equipment and intangible assets	(416)	(69)	(52)	(593)	(176)
Free cash flow	$942	$1,088	$669	$2,909	$1,496

(A) Stock-based compensation consists of the following:
	Three Months Ended			Twelve Months Ended
	January 28,	October 29,	January 29,	January 28,	January 29,
	2018	2017	2017	2018	2017
Cost of revenue	$7	$6	$4	$21	$15
Research and development	$73	$61	$40	$219	$135
Sales, general and administrative	$46	$40	$27	$151	$98

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Consists of loss on early debt conversions and termination of interest rate swap.

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(E) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2019 Outlook
GAAP gross margin	62.7%
Impact of stock-based compensation expense	0.3%
Non-GAAP gross margin	63.0%

Q1 FY2019 Outlook
(In millions)
GAAP operating expenses	$770
Stock-based compensation expense, acquisition-related costs, and other costs	(125)
Non-GAAP operating expenses	$645